Exhibit 10.78
PURCHASE AND SALE AGREEMENT
dated as of March 27, 2007
by and between
BAY WEST DESIGN CENTER, LLC,
a Delaware limited liability company
and
BAY WEST SEATTLE, LLC,
a Delaware limited liability company
(together with Bay West Design Center, LLC, “SELLER”)
and
HINES REIT PROPERTIES, L.P.,
a Delaware limited partnership
(“PURCHASER”)

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TABLE OF CONTENTS
(continued)

EXHIBITS
A	Legal Description Of Real Property
B	Bill Of Sale
C	Assignment of Contracts
D	List of Current Leases
E	Assignment and Assumption of Leases
F	[Intentionally Deleted]
G	Special Warranty Deed
H	Affidavit Of Non-Foreign Status
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TABLE OF CONTENTS
(continued)

Page
I	Tenant Notice
J	Form of Tenant Estoppel Certificate
K	List of Environmental Documents
L	List of Contracts
M	Survey Certification
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PURCHASE AND SALE AGREEMENT
     This Purchase and Sale Agreement (“Agreement”) dated as of March 27, 2007 is entered into by and among BAY WEST DESIGN CENTER, LLC, a Delaware limited liability company (“BWDC”), and BAY WEST SEATTLE, LLC, a Delaware limited liability company (“BWS”, and, together with BWDC, collectively, “Seller”) and HINES REIT PROPERTIES, L.P., a Delaware limited partnership (“Purchaser”).
R E C I T A L S
     This Agreement is entered into on the basis of the following facts, understandings and intentions of the parties:
     A. BWDC is the owner of the improved real property commonly known as the Seattle Design Center located at 5601 Sixth Avenue South and 5701 Sixth Avenue South, Seattle, King County, Washington, and more particularly described as Parcel A on Exhibit A attached hereto.
     B. BWS is the owner of the unimproved real property located at the northwest corner of Fifth Avenue South and South Orcas Street, Seattle, King County, Washington, and more particularly described as Parcel B on Exhibit A attached hereto.
     C. The real property described as Parcels A and B on Exhibit A attached hereto is collectively referred to in this Agreement as the “Land”.
     D. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Property (as defined below) on the terms and conditions set forth herein.
A G R E E M E N T
     NOW THEREFORE, in consideration of the mutual covenants of the parties herein contained and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Sale And Purchase.
          1.1. General. Subject to the terms, covenants and conditions contained in this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of the Property, as defined in Section 1.2 below.
          1.2. Definition Of “Property”. As used in this Agreement, the term “Property” includes the following:
               (a) Land. Seller’s fee simple title interest in the Land;

               (b) Improvements and Fixtures. The buildings and any other improvements on the Land (collectively, the “Improvements”) and all fixtures attached or related to any such Improvements.
               (c) Rights and Privileges. All of Seller’s right, title and interest in and to all rights, privileges, strips or gores of land lying in any road or alley adjoining such land (collectively, with the Land and Improvements, the “Real Property”), benefits, tenements, hereditaments, rights-of-way, easements, appurtenances, mineral rights, development rights, air rights, water rights and riparian rights belonging or appertaining to the Real Property.
               (d) Personal Property. All of Seller’s interests, if any, in and to all service, maintenance and management contracts relating to the Property as described in Exhibit L attached hereto (the “Contracts”) to the extent that Purchaser agrees to assume any or all of such Contracts as set forth in “Purchaser’s Approval” (as defined and as described in Section 4.3(a)), personal property, tangible or intangible (including without limitation logos, trademarks, tradenames, including the “Seattle Design Center” tradename, websites and web domain names relating to the Real Property, warranties (to the extent transferable), guarantees, plans, specifications and architect’s, engineer’s, and all other consultant’s reports relating to the Property or the construction of the Improvements) licenses, and permits located on or related to the Property, and used in the ownership, management or operation of the Property (collectively, the “Personal Property”); provided, however, that the Personal Property shall not include any appraisals, internal financial projections or internal statements, valuation reports and/or related information, or any of Seller’s organizational documents. Such Personal Property shall be conveyed by a Bill of Sale from each of BWDC and BWS in the form attached hereto as Exhibit B (the “Bills of Sale”) and an Assignment of Contracts from each of BWDC and BWS in the form attached hereto as Exhibit C (the “Assignments of Contracts”), as appropriate.
               (e) Tenant Leases. All of Seller’s interest in, to and under any and all leases, concession agreements or other agreements providing third parties with a right to occupy a portion of the Real Property that are in effect as of the Closing (as defined below) (the “Leases”), a list of the Leases in effect as of the Effective Date is attached hereto as Exhibit D. The Leases shall be assigned by Seller to Purchaser and assumed by Purchaser pursuant to an Assignment and Assumption of Leases from each of BWDC and BWS, as applicable, in the form attached hereto as Exhibit E (the “Assignments and Assumption of Leases”).
          1.3. Title Company. The purchase and sale of the Property shall be handled through an escrow that Seller has established with First American Title Insurance Company (“Title Company”) at its office located at 1850 Mt. Diablo Blvd., Walnut Creek, California 94596, Attn: Liz Treangen, Telephone No.: (925) 927-2151; Fax No.: (925) 927-2180 (Escrow No. NCS-286260-CC). Seller and Purchaser agree to execute such escrow instructions as are reasonably required by Title Company to consummate the transaction. The escrow instructions shall not be deemed to modify the provisions of this Agreement unless any modifications are specifically identified as such and are executed by both Seller and Purchaser.

     2. Payment Of Purchase Price.
          2.1. Amount. The purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property shall be Fifty-Seven Million Dollars ($57,000,000.00), subject to closing costs and prorations as provided in Sections 9.6 and 9.7 below. On or before the end of the Inspection Period (as defined below), the parties will agree in writing upon the allocation of the Purchase Price between that portion of the Property owned by BWDC and that portion of the Property owned by BWS.
          2.2. Terms Of Payment. Purchaser shall pay the Purchase Price to Seller as follows:
               (a) Deposit. Purchaser shall deposit in escrow established with Title Company pursuant to Section 1.3 above, within three (3) business days after the date (the “Effective Date”) that is the later of: (i) the date on which the last of the parties hereto has executed this Agreement as evidenced by the dates appearing below the parties’ signatures below, and (ii) the date the last of the Seller’s Due Diligence Materials (as defined below) is delivered or otherwise made available to Purchaser the sum of Two Million Dollars ($2,000,000.00) in immediately available funds, as an earnest money deposit on account of the Purchase Price (the “Initial Deposit”). The Initial Deposit shall be invested by Title Company in an interest-bearing account designated by Purchaser (but subject to Seller’s reasonable approval) and all interest accrued thereon while held in escrow shall be part of the Initial Deposit. Within one (1) business day after the date of the Purchaser’s Approval (as defined below), Purchaser shall deposit in escrow with Title Company the additional sum of Two Million Dollars ($2,000,000.00) in immediately available funds as an additional deposit (the “Additional Deposit”). The Initial Deposit and the Additional Deposit, together with all interest accrued thereon (collectively, the “Deposit”), shall thereafter be nonrefundable to Purchaser except as expressly provided herein. The Deposit shall be credited to the Purchase Price at Closing.
               (b) Payment of Balance. Subject to closing costs and prorations as provided in Sections 9.6 and 9.7 below, the balance of the Purchase Price shall be paid in full, in cash, through escrow at Closing as provided in Section 9 below.
     3. Liquidated Damages. Purchaser acknowledges that the closing of the sale of the Property to Purchaser, on the terms and conditions and within the time period set forth in this Agreement, is material to Seller. Purchaser also acknowledges that Seller will suffer substantial damages if such transaction is not so consummated due to Purchaser’s default under this Agreement. Purchaser further acknowledges that, as of the date of this Agreement, Seller’s damages would be extremely difficult or impossible to compute in light of the unpredictable state of the economy and of governmental regulations, the fluctuating market for real estate and real estate loans of all types, and other factors which directly affect the value and marketability of the Property. In light of the foregoing and all of the other facts and circumstances surrounding this transaction, and following negotiations between the parties, Purchaser and Seller agree that the amount of the Deposit represents a reasonable estimate of the damages which Seller would suffer by reason of Purchaser’s default hereunder. Accordingly, Purchaser and Seller hereby agree that, in the event that the Closing fails to occur due to the default of Purchaser under this Agreement, Seller’s sole remedy shall be to terminate this Agreement by giving notice to Purchaser and Title

Company and to retain the Deposit as liquidated damages in lieu of any other claim Seller may have in law or in equity (including, without limitation, specific performance) arising by reason of Purchaser’s default after, but only after, the delivery of Purchaser’s Approval (as defined below). The parties have initialed this Section 3 to establish their intent to so liquidate damages. Notwithstanding the foregoing, nothing contained in this Section 3 shall be deemed to limit: (a) Purchaser’s obligation to return or deliver to Seller the materials described in Sections 4.2(c) and 4.4 below, (b) the parties confidentiality obligations under Section 4.5 below, or (c) Purchaser’s indemnification obligations after the Closing contained in this Agreement or its obligations under Section 4.2(b).

Seller’s	Purchaser’s
Initials:	Initials:
     4. Review Of The Property; Inspection Period. During the period commencing on the Effective Date and expiring at 5:00 P.M. (P.D.T.) on April 11, 2007 (the “Inspection Period”), Seller shall allow Purchaser and Purchaser’s engineers, architects and other employees and agents reasonable access to the Property for the purpose of inspecting the Property.
          4.1. Document Review.
               (a) Seller’s Due Diligence Materials. Within one (1) business day after the parties’ execution of this Agreement, Seller shall deliver to Purchaser true and complete copies of, and Purchaser shall acknowledge receipt of, the items listed below (“Seller’s Due Diligence Materials”), to the extent such items are in the possession or control of Seller:
               (i) Income and expense statements for the Property for the years ended December 31, 2002 — December 31, 2006 and for the month of January 2007;
               (ii) A copy of the real property tax bills for the Real Property for the 2002-2007 calendar years;
               (iii) A current rent roll for the Property;
               (iv) A copy of each of the Leases, together with all amendments and modifications thereto;
               (v) A copy of each of the Contracts, together with all amendments and modifications thereto;
               (vi) A list of the Personal Property;
               (vii) A list of all capital expenses incurred by Seller in connection with the Property since January 1, 2002;
               (viii) A copy of each license and permit, if any, held by Seller in connection with the ownership, management or operation of the Property (including all permits relating to the skybridge);

               (ix) A copy of the most recent survey in Seller’s possession, prepared by Chadwick & Winters under project #99-2352, dated July 31, 2006;
               (x) A copy of all Phase I environmental audit reports in Seller’s possession with respect to the Property;
               (xi) A copy of each of the documents listed on Exhibit K attached hereto (which are the most relevant documents regarding the nearby state superfund cleanup site of Philip Services Corporation — Georgetown Facility relating to groundwater contamination from such site that presently affects the Real Property); and
               (xii) A copy of all pleadings for any pending litigation relating to the Property.
From and after the Effective Date, Seller shall allow Purchaser and its agents and consultants reasonable continuing access to Seller’s files relating to the Property, which files are located in Seller’s office at the Property, upon reasonable notice and during business hours, to review and copy, at Purchaser’s expense: (a) financial reports and records of Seller relating to the Property (exclusive of any appraisals, internal financial projections or valuation reports); (b) tenant files and correspondence relating to the Property or the Leases; (c) building plans and specifications; (d) additional documents relating to the groundwater contamination described in (xi) above; and (e) other documents, information and reports in Seller’s possession or control directly related to the Property.
               (b) No Representation or Warranty Regarding Seller’s Due Diligence Materials. Except as otherwise specifically provided in this Agreement, Seller makes no representation or warranty whatsoever regarding the existence or availability of the Seller’s Due Diligence Materials. Purchaser acknowledges and agrees that, except as otherwise provided in this Agreement: (i) any and all of the Seller’s documents, information and reports are provided or made available to Purchaser for informational purposes only and do not constitute representations or warranties of Seller of any kind; (ii) the documents, information and reports that Seller provides or makes available to Purchaser in connection with the negotiation, execution and delivery of this Agreement may not be inclusive of all of the documents, information and reports in existence concerning the Property, except that all Leases (and amendments thereto) and tenant correspondence have been provided or are being made available to Purchaser; and (iii) by providing or making available to Purchaser such documents, information and reports, and subject to the representations and warranties expressly made by Seller in this Agreement, Seller has complied with and satisfied any obligations Seller may have to provide Purchaser with information about the Property; provided however, Seller represents that to Seller’s Knowledge (as defined in Section 7.1), there is no material, relevant information missing from, or any material untruth, mistake or inaccuracy in any documents provided or made available to Purchaser by Seller. Purchaser shall be deemed to have reviewed any and all materials in the files of Seller regardless of whether Purchaser elects to review such files and materials, to the extent Purchaser is permitted to review such documents pursuant to this Agreement.

          4.2. Access To Real Property, Inspection And Due Diligence.
               (a) Access to Property. During the Inspection Period, Purchaser shall have reasonable access to the Property on the terms and conditions set forth in this Section 4.2.
               (b) Inspection Standards. Purchaser and its affiliates and their respective representatives, agents, employees, consultants, contractors, architects and engineers, and each of their respective officers, directors, partners, members, managers, agents, employees, representatives, and designees (collectively, the “Purchaser Parties”), shall have access to the Property at any time and from time to time during regular business hours and upon reasonable advance telephonic notice to Kelly Michaels (or in her absence, Chris Peterson or Cyndi Sundby at (206) 762-2700), at Purchaser’s sole cost and expense: (i) to show the Property to third parties (including, without limitation, contractors, engineers, architects, attorneys, insurers, banks and other lenders or investors), and (ii) to perform after providing not less than 24 hours notice, any inspections, Phase I environmental site assessments and measurements that Purchaser reasonably deems necessary or appropriate (including typical air quality testing and evaluations); provided, however, that Purchaser shall not conduct any invasive, intrusive or destructive testing of the Property, including without limitation a “Phase II” environmental assessment, without first obtaining Seller’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed. Performance of all tests, inspections and reviews is at Purchaser’s sole risk and expense. Purchaser shall give Seller at least twenty four (24) hours prior notice of any air quality testing or evaluation and Seller’s environmental consultant shall (i) have the right to be present during such testing and (ii) be promptly provided with the results of such testing. For Purchaser’s Phase II environmental site assessment activities (collectively, the “Phase II Activities”), including but not limited to, installing sampling or monitoring wells or probes; obtaining soil, subsurface gas or groundwater samples or interior or ambient air samples; or analyzing such samples on site, Seller requests that Purchaser provide a scope of work for all such Phase II Activities for approval by Seller (which approval shall not be unreasonably withheld or delayed) no later than three (3) business days prior to commencing any such Phase II Activities, but Purchaser shall provide such scope of work to Seller at least twenty four (24) hours prior to the commencement of any such Phase II Activities. Notwithstanding other language in this Section 4.2(b), and except for the review of documents, Purchaser shall conduct all Phase II Activities during other than regular business hours. Seller’s environmental consultant shall be permitted to be present during Purchaser’s Phase II Activities, shall be allowed to learn the results of any on- or off-site sampling analyses, and shall be allowed, at Seller’s cost, to obtain split samples. Purchaser shall perform, and shall cause all of the Purchaser Parties to perform, all inspections, reviews and testing on the Property so as not to cause any damage, loss, cost, or expense to, or other claims against Owner, Owner’s property manager, or the Property (other than with respect to any Excluded Matters, as defined below). Purchaser shall, at its expense, promptly repair or cause to be repaired any damage to the Property to the extent caused by or attributable to the entry onto the Property by any Purchaser Party to conduct any tests, inspections, interviews or reviews of the Property. Purchaser hereby agrees to indemnify, defend and hold Seller, its property manager, and their respective directors, officers, members, managers, agents and employees free and harmless from any and all loss, cost, damage, injury or expense (including without limitation reasonable attorneys’ fees and costs) arising out of or in any way related to claims for work or labor performed, materials or supplies furnished, or injury to persons or property caused by the entry upon the Property prior to the Closing by the Purchaser Parties, except, in each case, to the extent arising from (i) any act or omission of Seller or any other indemnified party, or (ii) any pre-existing liabilities, conditions or other matters merely discovered by the Purchaser Parties (e.g., latent environmental contamination, latent construction or other physical defects or conditions) (collectively, the “Excluded Matters”). Further, the foregoing indemnification and other obligations of the Purchaser Parties shall expressly exclude consequential and punitive damages. Purchaser hereby indemnifies and holds Seller harmless from any reasonable cost or expense suffered or incurred by Seller for, or any costs incurred by Seller in removing, any lis pendens or liens placed on the Property due to the actions of any of the Purchaser Parties. Before any of the Purchaser Parties enter onto the Property pursuant to this Section 4.2(b), Purchaser shall deliver to Seller an original certificate of Purchaser’s commercial general liability insurance, which may be provided under a blanket policy, with blanket contractual obligations endorsement, a minimum limit of at least $2,000,000, and which shows Seller as additional insured. Purchaser’s indemnification obligations under this Section 4.2(b) shall survive for one (1) year after the Closing or earlier termination of this Agreement. Purchaser agrees that in conducting any survey, inspections, investigations or tests of the Property, Purchaser and its agents and representatives shall (i) not unreasonably interfere with the operation and maintenance of the Property, (ii) not contact any tenant of the Property unless Purchaser has provided a representative of Seller with reasonable notice prior to such contact and provides such representative with reasonable opportunity to be present at such meeting, (iii) not unreasonably disturb any tenant or unreasonably interfere with its use of the Property pursuant to its lease, (iv) not damage any part of the Property or any personal property owned or held by any tenant or any third party, (v) not injure or otherwise cause bodily harm to Seller’s guests, agents, invitees, contractors or employees, or any tenant or its guests or invitees, (vi) maintain insurance as provided above, (vii) promptly pay when due the costs of all surveys, tests, investigations and examinations done with regard to the Property, (viii) not permit any liens to attach to the Real Property by reason of the exercise of Purchaser’s rights hereunder, (ix) immediately on completion of each such test or inspection, fully restore the Property to the condition in which the same was found before any such inspection or test was undertaken, and (x) not reveal or disclose any information obtained during the Inspection Period concerning the Property except as set forth in Section 4.5. In the event Purchaser fails to perform any affirmative duty or obligation of Purchaser under this Subsection 4.2(b) (vi), (vii), (viii) or (ix) above within three (3) business days after written notice to Purchaser of its failure (and without notice in case of an emergency), Seller may (but shall not be obligated to) perform such duty or obligation on Purchaser’s behalf and Purchaser shall reimburse Seller upon demand for the costs and expenses of any such performance (including assessed penalties, interest and reasonable attorneys’ fees incurred in connection therewith).
               (c) Delivery. As additional consideration for the transaction contemplated herein, upon request from Seller, Purchaser shall promptly deliver to Seller copies (without representation or warranty) of any and all reports, tests or studies prepared by third parties involving structural or geologic conditions, environmental, hazardous waste or hazardous substance contamination of the Property which reports, tests and studies shall be addressed to both Purchaser and Seller at Seller’s cost with respect to the addition of Seller as an addressee; provided, however, that Purchaser shall not be required to deliver to Seller any internally generated reports, financial analysis, or information which would be considered attorney work product, and Purchaser shall have no obligation to cause any such tests or studies to be performed on the Property. If such reports, tests or studies indicate the existence or reasonable potential existence of any environmental, hazardous waste or hazardous substance contamination of any portion of the Property in levels which would violate applicable laws and require remediation, Seller may terminate this Agreement by giving written notice to Purchaser within ten (10) business days after Purchaser confirms such contamination and its remediation consequences and provides Seller with copies of such reports, tests or studies. Upon such termination, the Deposit shall be promptly returned to Purchaser and neither Purchaser nor Seller shall have any further obligations under this Agreement, except such obligations of the parties that expressly survive the termination of this Agreement.
               (d) Reporting. Notwithstanding Purchaser’s obligations pursuant to Section 4.5, in the event that Purchaser’s Phase II Activities or any other of Purchaser’s due diligence activities give rise to environmental, health or safety information that must be reported to any governmental agency, Seller shall be immediately informed of the issue and shall be solely responsible for making any necessary disclosures; provided however that if Seller does not make such disclosures within a reasonable time period, Purchaser may make any disclosure required to enable it to comply with applicable laws.
          4.3. Inspection Period.
               (a) Inspection and Right to Terminate. On the Effective Date, Purchaser shall have the right promptly to commence and actively pursue its due diligence inspections of the Property, including its review of the condition of title to the Real Property as described in Section 5 below. From and after the Effective Date, Seller shall allow Purchaser and its agents and consultants reasonable continuing access to Seller’s files located at the Property during business hours to review and copy, at Purchaser’s expense: (i) financial reports and records of Seller relating to the Property; (ii) tenant files and correspondence relating to the Property or the Leases; and (iii) other data in Seller’s possession or control directly related to the Property (exclusive of any appraisals, internal financial projections or valuation reports). Purchaser agrees that neither it nor its agents will communicate with any tenants of the Property without Seller’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Purchaser’s due diligence shall reveal any matters which are not acceptable to Purchaser in Purchaser’s sole and absolute discretion for any reason or for no reason, Purchaser may elect not to proceed with this purchase, in which event this Agreement shall terminate, the Initial Deposit shall be returned to Purchaser and this Agreement shall be null and void without recourse to either party hereto (except to the extent such recourse arises in connection with a provision of this Agreement which expressly survives termination). In the event Purchaser in its sole discretion is satisfied with and/or waives any objections to its due diligence inspection of the Property and desires to proceed with the purchase of the Property pursuant to this Agreement, Purchaser shall do all of the following prior to the expiration of the Inspection Period (collectively, “Purchaser’s Approval”): (i) send written notice of approval to Seller by facsimile transmission, with a copy thereof to Title Company, which notice shall also identify which of the Contracts Purchaser agrees to assume at Closing; and (ii) deposit the Additional Deposit with the Title Company in immediately available funds not later than one (1) business day after Purchaser’s Approval. If Purchaser timely provides Purchaser’s Approval in accordance with the foregoing, the entire Deposit shall become nonrefundable for any reason (except as expressly otherwise provided in this Agreement) and shall thereafter constitute liquidated damages in the event of a Purchaser default as set forth in Section 3. If Purchaser fails for any reason to timely provide Purchaser’s Approval in strict accordance with the foregoing, then Purchaser shall be deemed to have elected not to proceed with this purchase and the Initial Deposit shall be promptly returned to Purchaser.
               (b) Acknowledgment and Waiver. Purchaser acknowledges that, pursuant to the terms of this Agreement, Purchaser shall be afforded a full opportunity to inspect the Property, review all land use and other governmental restrictions and entitlements, observe the Property’s physical characteristics and existing conditions and conduct such other investigations and studies on and of said Property as it deems necessary and that, if Purchaser delivers the Purchaser’s Approval pursuant to this Section 4.3, Purchaser shall be deemed to have waived on the expiration of the Inspection Period any and all objections to or complaints (including, but not limited to, Federal, State or common law based actions and any private right of action under State and Federal law to which the Property is or may be subject, including but not limited to, CERCLA and RCRA) regarding the physical characteristics and existing conditions of the Property, including, without limitation, potential building defects, structural and geologic conditions, subsurface soil, gas and water conditions and solid and hazardous waste and hazardous substances on, under, adjacent to or otherwise affecting the Property. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of hazardous substances or other contaminants, may not have been revealed by its investigation.
          4.4. Termination And Return Of Property. If this Agreement is terminated for any reason whatsoever, Purchaser shall promptly deliver to Seller the original and any copies of all documents, plans, surveys, contracts, agreements, materials and the like delivered to Purchaser or Purchaser’s agents, representatives or designees by Seller or Seller’s agents, representatives or employees, or copied by Purchaser or Purchaser’s agents pursuant to this Agreement, unless the same is needed in an action against Seller in connection with an alleged or actual default hereunder.
          4.5. Confidentiality. Each party hereto agrees to maintain in confidence, and not to discuss with or to disclose to any person or entity who is not a party to this Agreement, any material term of this Agreement or any aspect of the transactions contemplated hereby, except as provided in this Section 4.5. Seller and Purchaser may publicly disclose the existence of this Agreement provided that the identity of Purchaser and the Purchase Price is not disclosed (except as may be required by applicable Securities and Exchange Commission rules as noted below). Purchaser shall not disclose to anyone other than the Purchaser Parties and Purchaser’s attorneys, partners, investors and financiers any information disclosed by Seller to Purchaser which is not generally known by the public regarding Seller’s operations and/or the Property. Notwithstanding the foregoing, each party hereto may discuss with and disclose to its accountants, attorneys, existing or prospective lenders, investors, investment bankers, underwriters, rating agencies, partners, consultants and other advisors to the extent such parties reasonably need to know such information and are bound by a confidentiality obligation identical in all material respects to the one created by this Section 4.5. Additionally, each party may discuss and disclose such matters to the extent necessary for such party, such party’s affiliates or any entity advised by such party’s affiliates to comply with any requirements of the Internal Revenue Service and the Securities and Exchange Commission, the New York Stock Exchange

or any similar agency or body, or in order to comply with any other applicable laws or court order, except as provided in Section 4.2(d). This provision shall survive termination of this Agreement for a period of two (2) years. Any press release to be made regarding any matter which is the subject of the confidentiality obligation created in this Section 4.5 shall be subject to the reasonable approval of Purchaser and Seller, both as to timing and content.
     5. Title and Survey; Title Objections.
          5.1. Title Policy and Survey. Purchaser acknowledges that Seller has ordered from the Title Company, and Seller agrees promptly to deliver or otherwise make available to Purchaser, a title commitment for the Real Property (the “Commitment”) and, if available, a legible copy of each of the underlying recorded documents referenced therein, which Commitment will form the basis of Title Company’s issuance of its extended coverage Owner’s form title insurance policy (ALTA 1970 form) (“Owner’s Title Policy”) to Purchaser. At or prior to Closing, each Seller shall provide to Title Company such reasonable and customary owner’s affidavits and indemnities for mechanics’ liens, in each case as may be required by the Title Company to issue the Owner’s Title Policy. As soon as practicable following the Effective Date, Purchaser shall have the right to obtain an ALTA as-built survey of the Real Property from a reputable surveyor company licensed to do business in the state in which the Real Property is located (the “Surveyor”) complying with the requirements, and containing the certification, set forth in Exhibit M (the “Updated Survey”).
          5.2. Title. Title to the Real Property shall be conveyed from each of BWDC and BWS to Purchaser by special warranty deeds (the “Deeds”), in the form of Exhibit G hereto. Title to the Real Property shall be conveyed to Purchaser free and clear of all liens and encumbrances except the following which title shall be taken subject to: (i) non-delinquent liens to secure payment of real estate taxes and assessments; (ii) applicable zoning and use laws, ordinances, rules and regulations of any municipality, township, county, state or other governmental agency or authority; (iii) all matters that are disclosed by the Updated Survey; (iv) any exceptions or matters created by Purchaser or any of its architects, engineers, consultants, agents, employees, and/or representatives; (v) all other exceptions of record appearing in the Commitment to which Purchaser does not object in writing prior to expiration of the review periods set forth in Section 5.3 below; and (vi) the standard printed exceptions and conditions in the ALTA owner’s extended form (1970) policy of title insurance which are not to be removed by endorsement or affidavits requested by Purchaser pursuant to Section 5.3 below. The foregoing exceptions to title are collectively referred to as the “Permitted Exceptions”. Conclusive evidence of delivery of title in accordance with the foregoing shall be the willingness of Title Company to issue to Purchaser at Closing, upon payment of its regularly scheduled premium, the Owner’s Title Policy in the amount of the Purchase Price, showing fee simple title to the Property vested of record in Purchaser, subject only to the Permitted Exceptions.
          5.3. Title Objections. If the Commitment, the underlying documents referenced therein or the Updated Survey discloses any title exceptions to which Purchaser objects, Purchaser shall notify Seller in writing of its objections (each, a “Title Objection”) not later than 5:00 p.m. (P.D.T.) on the fifth (5th) business day after Purchaser’s receipt of the last to be received of the Commitment, the underlying title documents and the Updated Survey (“Title Objections Notice”); provided, however, that Purchaser’s Title Objections Notice, if any, must be delivered to Seller not less than four (4) business days prior to the expiration of the Inspection Period. Seller shall have three (3) business days from the receipt of the Title Objections Notice to notify Purchaser in writing whether Seller commits to cause any or all of the title exceptions to which Purchaser has objected to be removed or insured against at Closing. At or before the Closing, Seller shall remove all monetary liens of any existing deed of trust or mechanics’ lien affecting the Property (except for those described in clause (iv) of Section 5.2 above), and such matters shall in no event be considered Permitted Exceptions. If Seller commits to remove or provide insurance against any Title Objection, then the removal of or insurance against such item(s) shall be a condition to Purchaser’s obligation to Close and Purchaser shall be deemed to have approved title to the Property, provided, however, that if Seller elects to insure over a Title Objection, then Purchaser shall have the right in its sole discretion to approve the manner in which Seller proposes to insure over said Title Objection. If Seller does not so commit to remove or insure against each of the Title Objections, Purchaser’s sole remedy shall be either (i) to proceed with this transaction and purchase the Property, subject to any Title Objections that Seller has not committed to remove or insure over, by giving notice of same to Seller prior to the expiration of the Inspection Period, or (ii) to elect not to proceed with this purchase and terminate this Agreement, in which event this Agreement shall terminate, the Initial Deposit shall be returned to Purchaser and neither Seller nor Purchaser shall have any further obligations under this Agreement, except such obligations of the parties that expressly survive the termination of this Agreement. In the event that Purchaser fails to give notice of its intent to proceed with the Closing in accordance with the immediately preceding sentence, then this Agreement shall be deemed terminated and the Initial Deposit shall be promptly returned to Purchaser.
     6. Condemnation or Casualty.
          6.1. Condemnation. If, at any time after the Effective Date but prior to Closing, a proceeding is instituted for the taking of all or any material portion of the Property under the power of eminent domain (a “Taking”), then Purchaser shall have the right by giving written notice to Seller and Title Company within ten (10) business days after the date of Purchaser’s receipt of written notice of any such Taking to terminate this Agreement effective as of the date such notice of termination is given. Seller shall give Purchaser prompt written notice of any such Taking. A material portion of the Property shall mean that any material portion of the net rentable area or parking associated with the Real Property is taken or access to the Property is materially and adversely affected, permanently. If Purchaser fails to give such notice within such applicable ten (10) business day period, then Purchaser shall be deemed to have elected to consummate the purchase of the Property in accordance with this Agreement, in which event Seller shall assign to Purchaser at Closing any award payable by reason of the Taking. The Closing Date, as such term is defined below, shall be postponed, if necessary, to permit Purchaser to have the ten (10) business day period following expiration of the Inspection Period or the date of receipt of notice of a Taking (as the case may be) to make the election specified hereinabove. If Purchaser terminates this Agreement pursuant to this Section 6.1, then the Deposit shall be returned promptly to Purchaser and neither Seller nor Purchaser shall have any further obligations under this Agreement, except such obligations of the parties that expressly survive the termination of this Agreement.

          6.2. Casualty.
               (a) Minor Damage. In the event of damage to the Property or any portion thereof prior to Closing caused by any casualty that is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller’s option, assigns to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies relating to the Property; provided, however, that if Seller does not have any right, title and interest to any claims or proceeds and Seller does not elect to repair any damages using its own funds, then within ten (10) days of Purchaser’s receipt of notice from Seller regarding the foregoing and Seller’s intent not to repair any damages, Purchaser shall have the right to terminate the Agreement. If Purchaser terminates this Agreement pursuant to this Section 6.2(a), then the Deposit shall be returned promptly to Purchaser and neither Seller nor Purchaser shall have any further obligations under this Agreement, except such obligations of the parties that expressly survive the termination of this Agreement. In the event that Seller performs repairs upon the Property, Seller shall use commercially reasonable efforts to complete such repairs promptly and the Closing Date shall be extended for a reasonable time in order to allow the completion of such repairs. If Seller assigns the claims and proceeds to Purchaser, the Purchase Price shall be reduced by an amount equal to the lesser of the cost of repair or the deductible amount under Seller’s insurance policy; provided, in the event of an uninsured loss or damage, the Purchase Price shall be reduced by an amount equal to the cost of repair. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.
               (b) Major Damage. In the event of a “major” loss or damage, Seller shall have the option either to (a) perform any necessary repairs prior to Closing, or (b) assign to Purchaser at Closing all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies relating to the Property. Seller shall notify Purchaser of its election with respect to the above two remedies in writing, and within ten (10) days thereafter, Purchaser may terminate this Agreement by written notice to Seller. If Purchaser terminates this Agreement pursuant to this Section 6.2(b), then the Deposit shall be returned promptly to Purchaser and neither Seller nor Purchaser shall have any further obligations under this Agreement, except such obligations of the parties that expressly survive the termination of this Agreement. If Purchaser does not timely terminate this Agreement as provided above, then Purchaser shall be deemed to have elected to proceed with Closing. In the event that Seller performs repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the Closing Date shall be extended for a reasonable time in order to allow the completion of such repairs. If Seller assigns the claims and proceeds to Purchaser, the Purchase Price shall be reduced by an amount equal to the lesser of the cost of repair or the deductible amount under Seller’s insurance policy; provided, in the event of an uninsured loss or damage, the Purchase Price shall be reduced by an amount equal to the cost of repair. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.
               (c) Definition of “Major” Loss or Damage. For purposes of Sections 6.2(a) and 6.2(b), “major” loss or damage refers to loss or damage to the Property or any portion thereof such that (A) it would permit any Major Tenant (as defined below) to terminate its Lease or (B) the cost of repairing or restoring the Property to a condition substantially similar to that of the Property in question prior to the event of damage would be, in the opinion of a general contractor selected by Seller and reasonably approved by Purchaser, equal to or greater than One Million Dollars ($1,000,000.00).

     7. Representations and Warranties.
          7.1. Seller’s Knowledge. As used in this Agreement, the term “Seller’s Knowledge” means only the current actual personal knowledge of Timothy P. Treadway, Chief Executive Officer, Bill R. Poland, Chairman, Cynthia Sundby, Vice President-Operations, Kelly Michaels, President, and Chris Peterson, Vice President-Controller (collectively, “Seller’s Representatives”), without any duty of further inquiry or investigation beyond the matters and facts of which they are personally aware as of the date hereof (except that Seller’s Representatives shall have a duty to inquire of Brian Straker, the Building Engineer, with respect to the Seller’s Knowledge matters), and such term shall not include the knowledge of any other person or firm, it being understood by Purchaser that (i) Seller’s Representatives are not charged with knowledge of any of the acts or omissions of predecessors in title to the Property or the operation or management of the Property before Seller’s acquisition of the Property unless they are actually and personally aware of such matters, and (ii) Seller’s Knowledge shall not apply to, or be construed to include, information or material which may be in the possession of Seller or its employees or agents, generally or incidentally, but of which Seller’s Representatives are not actually and personally aware. Seller hereby represents that Seller’s Representatives are the employees of Seller and/or Seller’s affiliates who, as a result of their responsibilities and duties with respect to one or more aspects of Seller’s interests in the Property, are the persons responsible for being aware of, and being kept informed of, the facts and circumstances pertinent to the representations and warranties made by Seller in this Agreement.
          7.2. Seller’s Representations and Warranties. Seller hereby makes the representations and warranties set forth below as of the date of this Agreement and, subject to matters contained in any notice given pursuant to the next succeeding sentence, as of Closing. If Seller learns of, or has a reason to believe that any of the representations and warranties contained in this Section 7.2 may cease to be true, Seller shall give prompt written notice (a “Change Notice”) to Purchaser (which notice shall include a copy of the instrument, correspondence or document, if any, upon which Seller’s notice is based) and, in such event, the applicable representations and warranties shall be deemed to be modified to include the information set forth in such Change Notice. In the event that Seller delivers a Change Notice to Purchaser at any time after the expiration of the Inspection Period of any materially adverse change in any of the representations and warranties contained in this Section 7.2, Purchaser shall have the right, by written notice delivered to Seller within five (5) business days after receipt of Seller’s Change Notice, to terminate this Agreement and, in such event, the Deposit shall be promptly returned to Purchaser and neither Purchaser nor Seller shall have any further obligations under this Agreement, except such obligations of the parties that expressly survive the termination of this Agreement.
               (a) Condemnation. Seller has not received written notice of any eminent domain or condemnation actions pending against the Property or any part thereof, or being contemplated that would affect the Property or any part thereof.
               (b) Legal Proceedings. Seller has not received written notice of any legal actions or proceedings in any court pending or threatened against Seller that may affect the Property.

               (c) Leases. Other than the Leases identified on Exhibit D attached hereto, there are no oral and/or written existing leases, rental agreements, concession agreements, licenses or other space occupancy agreements regarding the Property. To Seller’s Knowledge, Seller has not received any written notice of any default by Seller with respect to the Leases which remains uncured.
               (d) Due Authorization. Seller has been duly authorized to execute and perform its obligations under this Agreement. The persons signing this Agreement on behalf of Seller have the power and authority to do so and to bind Seller to this Agreement. This Agreement is, and all the other instruments, agreements and other documents executed by Seller which are to be delivered to Purchaser at Closing are and at the time of Closing will be, duly authorized, executed and delivered by Seller, and will be the valid and binding agreements and obligations of Seller enforceable in accordance with their respective terms.
               (e) Non-Foreign Person. Seller is not a foreign person as defined in Internal Revenue Code Section 1445(f)(3).
               (f) No Conflict. The execution and delivery of this Agreement, and the sale and conveyance of the Property contemplated hereby, do not and will not (a) violate the terms of any order, writ or decree of any court or judicial or regulatory authority or body binding upon Seller, or the charter or governing instruments of Seller, (b) conflict with or result in a breach of any condition or provision or constitute a default under or pursuant to the terms of any contract, mortgage, lien, lease, agreement, debenture or instrument to which Seller is a party, or which is or purports to be binding upon Seller or upon the Property, or (c) to Seller’s Knowledge, violate any rule, regulation, statute or law applicable to Seller.
               (g) Transferable. There are no Improvements, or, to Seller’s Knowledge, rights and privileges described in Section 1.2(c), Contracts or Personal Property which are owned by Seller and not transferable; provided, however, that in the case of the existing roof warranty, such warranty is transferable only upon payment by Purchaser of the applicable transfer fee set forth in such warranty.
               (h) No Other Rights to Acquire the Property. Except for any contingent back-up offers Seller may enter into after the date of this Agreement that are subordinate to Purchaser’s rights under this Agreement, Seller has not granted, and to Seller’s Knowledge, no other person or entity has an executory contract, option to purchase, right of first refusal, right of first offer or any similar right to acquire all or any portion of the Property.
               (i) Seller’s Due Diligence Materials. The Seller’s Due Diligence Materials delivered to Purchaser are true, accurate and complete copies of such materials.
               (j) Hazardous Materials. Except as disclosed by any of the environmental documents listed on Exhibit K or in any other documents delivered to or made available by Seller for Purchaser’s review, to Seller’s Knowledge, during Seller’s ownership of the Property, the Property has not been used for the production, storage, deposit or disposal of hazardous materials, hazardous substances, hazardous waste, or other contaminants in violation of any applicable environmental laws and Seller has not received any written notice from any applicable governmental authority that any such materials, substances, waste, or contaminants have been placed or located on, under, or about the Real Property in violation of any applicable environmental laws.
               (k) Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.
               (l) Violations of Laws. Seller has not received any written notice from any governmental authority of any violation of any law applicable to the Property that has not been corrected.
               (m) Good Standing. Each entity comprising Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed, and, if so required to, is qualified to do business in the state in which the Real Property is located.
               (n) OFAC. Neither entity comprising Seller is a Prohibited Party (as defined below) or is owned or controlled by, or is acting, directly or indirectly, for or on behalf of, any Prohibited Party. As used herein, “Prohibited Party” shall mean (a) any person or entity that is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”), any list promulgated pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) or any other similar list maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation; or (b) any person with whom a citizen of the United States is otherwise prohibited from engaging in transactions by any trade embargo, economic sanction or other prohibition under United States law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders and regulations promulgated thereunder.
          7.3. Limitations On Seller’s Representations, Warranties, and Covenants. In the event of any breach by Seller of any of the preceding representations or warranties which is discovered prior to Closing, Purchaser shall (i) promptly advise Seller of such breach following Purchaser’s discovery of such breach, and (ii) cooperate with Seller, at no out-of-pocket expense to Purchaser, in mitigating any damage to Purchaser from such breach. In the event of any breach by Seller of any of such representations or warranties discovered after Closing, Seller shall be liable only for any direct or actual damages suffered by Purchaser on account of Seller’s breach. Any liability of Seller hereunder for breach of any such representations or warranties shall be limited to (a) a claim or claims in excess of an aggregate of $50,000.00 that are asserted no later than nine (9) months from the Closing Date (as defined in Section 9.1 below), and (b) a maximum aggregate amount of $1,250,000.00. Notwithstanding the foregoing, Seller shall have no liability based on matters disclosed to Purchaser in any of the Seller’s Due Diligence Materials or in any other information, documents or materials that are provided to or otherwise made available to Purchaser in accordance with Section 4. In no event shall Seller be liable for any indirect or consequential damages on account of Seller’s breach of any representation or warranty contained in this Agreement. Additionally, notwithstanding the foregoing or the provisions of Section 13.3 below, if Purchaser becomes aware prior to the Closing that any representation or warranty hereunder is untrue, or any covenant or condition to Closing hereunder has not been fulfilled or satisfied (if not otherwise waived by Purchaser), and Purchaser nonetheless proceeds to close its purchase of the Property, then Purchaser shall be deemed to have irrevocably and absolutely waived, relinquished and released all rights and claims against Seller for any damage or other loss arising out of or resulting from such untrue representation or warranty or such unfulfilled or unsatisfied covenant or condition. Notwithstanding anything in this Section 7.3 to the contrary, no cap or limit shall be applicable to purchase price adjustments (for prorations or otherwise) or for the failure to pay any broker’s fees.
          7.4. Purchaser’s Representations and Warranties. Purchaser hereby makes the following representations and warranties as of the date of this Agreement and as of Closing:
               (a) Due Authorization. Purchaser has been duly authorized to execute and perform its obligations under this Agreement. The persons signing this Agreement on behalf of Purchaser have the power and authority to do so and to bind Purchaser to this Agreement. All the instruments, agreements and other documents executed by Purchaser which are to be delivered to Seller at Closing are and at the time of Closing will be duly authorized, executed and delivered by Purchaser.
               (b) Legal Proceedings. To Purchaser’s current actual knowledge, Purchaser has not received written notice of any legal actions or proceedings in any court pending against Purchaser that affect Purchaser’s ability to purchase the Property.
               (c) No Consents. No consent to the sale and conveyance of the Property by Seller to Purchaser is required to be obtained from any governmental agency or public administrative body or any other person or entity.
               (d) No Conflict. The execution and delivery of this Agreement, and the purchase of the Property contemplated hereby, do not and will not (a) violate the terms of any order, writ or decree of any court or judicial or regulatory authority or body binding upon Purchaser or the charter or governing instruments of Purchaser, (b) conflict with or result in a breach of any condition or provision or constitute a default under or pursuant to the terms of any contract, mortgage, lien, lease, agreement, debenture or instrument to which Purchaser is a party, or which is or purports to be binding upon Purchaser, or (c) to Purchaser’s actual current knowledge, violate any rule, regulation, statute or law applicable to Purchaser.
     8. Disclaimer; Release And Indemnification Of Seller.
          8.1. Disclaimer Of Warranties; “As Is” Purchase. Purchaser acknowledges that it will have had an opportunity to conduct due diligence inspections of the Property and will acquire the Property in its current condition based on its due diligence inspections. Subject to Section 7.2, and any certificates delivered at Closing with respect to same, Purchaser acknowledges and agrees that the Property is to be conveyed by Seller to Purchaser “as is, with all faults,” and substantially in its current condition. Subject to Section 7.2, and any certificates delivered at Closing with respect to same, Purchaser further acknowledges and agrees that, except for the representations and warranties by Seller set forth in Section 7.2 above and in any closing certificate or document, the sale of the Property to Purchaser is made without any warranty or representation of any kind by Seller, either express or implied or arising by operation of law, and Seller shall have no liability with respect to the value, uses, habitability, merchantability, condition, design, operation, rents, financial condition or prospects, or fitness for purpose or use of the Property (or any part thereof), or any other aspect, portion or component of the Property, including: (i) the physical condition, nature or quality of the Property, including the quality of the soils, groundwater, and air on, under, around and affecting the Property and the quality of the labor and materials included in any improvements, fixtures, equipment or personal property comprising a portion of the Property; (ii) the fitness of the Property for any particular purpose; (iii) the presence or suspected presence of hazardous materials on, in, under or about the Property (including the soils, groundwater, and air on, under, around and affecting the Property); and (iv) existing or proposed governmental laws or regulations applicable to the Property or the further development or change in use thereof, including environmental laws and laws or regulations dealing with zoning or land use. Subject to Section 7.2, and any certificates delivered at Closing with respect to same, Seller shall have no liability for any latent, hidden, or patent defect as to the Property or the failure of the Property, or any part thereof, to comply with any applicable laws and regulations. In particular, Purchaser acknowledges and agrees that the Property information made available to Purchaser under this Agreement (and any other information Purchaser may have obtained regarding in any way any of the Property, including without limitation, its operations or its financial history or prospects from Seller or its agents, employees or other representatives) is delivered to Purchaser as a courtesy, without representation or warranty as to its accuracy or completeness and not as an inducement to acquire the Property; that nothing contained in any deliveries of Property information shall constitute or be deemed to be a guarantee, representation or warranty, express or implied, in any regard as to any of the Property; and that Purchaser is relying only upon the provisions of this Agreement and its own independent assessment of the Property and its prospects in determining whether to acquire the Property.
_________________
Purchaser’s Initials
          8.2. Release Of Seller. Except as specifically provided in this Agreement or under any of the documents delivered at Closing, Seller and its principals, agents and employees are hereby released from all responsibility and liability regarding the valuation, saleability, physical condition or utility of the Property, or its suitability for any purpose whatsoever; provided, however, the foregoing waiver and release shall not apply with respect to any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses, known or unknown, existing and future, incurred in connection with or relating to any claims related to the property accruing prior to the Closing Date that are made by third parties for personal injury, property damage or death. Purchaser acknowledges that any information of any type which Purchaser has received or may receive from Seller, its property manager or their respective agents, including, without limitation, any environmental reports and surveys, is furnished on the express condition that Purchaser shall make an independent verification of the accuracy of such information, all such information being furnished without any warranty whatsoever, except for the representations and warranties contained in Section 7.2. The first sentence notwithstanding, the foregoing release shall not be applicable to any claims by Purchaser based on the intentional failure of Seller to disclose to Purchaser material, adverse information within Seller’s Knowledge relating to the ownership, operation, management or condition of the Property. The provisions of this Section 8.2 shall survive Closing.
          8.3. Indemnifications. Intentionally Deleted.
          8.4. Flood Hazard Zone. Purchaser acknowledges that if the Real Property is located in an area which the Secretary of the Department of Housing and Urban Development has found to have special flood hazards, then pursuant to the National Flood Insurance Program, Purchaser will be required to purchase flood insurance in order to obtain a loan secured by the Real Property from any federally regulated financial institution or a loan insured or guaranteed by an agency of the United States government. Seller shall have no responsibility to determine whether the Real Property is located in an area which is subject to the National Flood Insurance Program.
     9. Closing.
          9.1. Closing. Subject to the satisfaction or waiver of the parties’ respective conditions to Closing set forth in Sections 9.4 and 9.5, the transaction contemplated by this Agreement shall be consummated through an escrow at the office of Title Company on or prior to June 22, 2007 (the “Closing Date”), provided that all conditions to Closing have been met by Seller. Purchaser hereby acknowledges that Purchaser may be required by Title Company to wire funds into escrow on the business day before the Closing Date. For purposes of this Agreement, the term "Closing” shall mean the consummation of the sale and conveyance of the Property to Purchaser as evidenced by recordation of the Deed. Purchaser acknowledges that Seller is required to defease the existing securitized loan on the Property (the “Loan”) in order to deliver title to the Property free and clear of the lien of the existing deed of trust on the Real Property. In connection with such defeasance, Purchaser agrees to cooperate in good faith with all usual and customary requirements imposed by the master loan servicer(s), bond trustee(s) and ratings agency(ies) for such defeasance transaction so long as Purchaser is not required to make any disclosures about Purchaser nor incur any additional liability or expense in so doing. The parties shall close the transaction in accordance with the three-day closing process required by the servicer for the Loan, which process is generally described below. Upon receipt of the Purchaser’s Approval, Seller shall engage a defeasance coordinator and shall provide Purchaser with an outline of the three-day closing process required to defease the Loan. Notwithstanding anything to the contrary in this Section 9, the Closing Date shall be Day Three (as described in Section 9.1(c) below), which shall be the date possession of the Property is delivered to Purchaser.
               (a) Day One. Purchaser and Seller shall execute and deliver to Title Company all documents necessary to close the sale of the Property, including documents necessary to release the Property from the lien securing the Loan. Seller shall cause its defeasance coordinator to set up a conference call involving Seller, Seller’s attorney, Purchaser, Purchaser’s attorney, Purchaser’s lender (if any), and the Title Company’s escrow officer to confirm that all conditions for funding the purchase of the Property on Day Two (as described in

Section 9.1(b) below) have been satisfied. Purchaser shall cause its lender and attorney to participate in this call.
          (b) Day Two. Purchaser shall deliver to Title Company all funds necessary to close the sale of the Property, including the balance of the Purchase Price. Purchaser’s lender, if any, shall fund the new loan on this date notwithstanding the fact that the lien of the Loan will not be released and the deed of trust evidencing Purchaser’s new loan will not be recorded until Day Three. Purchaser shall, however, receive a credit at Closing for the interest that accrues on the amount funded under Purchaser’s new loan from Day Two until Closing.
          (c) Day Three. After receiving confirmation of delivery to an intermediary of the securities being used to defease the Property, Title Company shall disburse that portion of the funds deposited into escrow that are necessary to purchase the replacement securities required to defease the Loan. After receiving confirmation of the purchase of these replacement securities, Title Company shall proceed to close the sale transaction contemplated by this Agreement by recording the reconveyance documents relating to the Loan, the Deed and any loan documents relating to the Purchaser’s new loan and disbursing the sales proceeds in accordance with the approved estimated closing statement of the parties.
          9.2. Seller’s Delivery Into Escrow. Prior to Closing, Seller shall deliver the following items into escrow with Title Company, each of which shall be duly executed and acknowledged as appropriate:
               (a) Deeds. Separate Deeds, duly executed and acknowledged by each of BWDC and BWS.
               (b) Bills of Sale. Separate Bills of Sale duly executed by each of BWDC and BWS.
               (c) Assignments of Contracts. Separate Assignments of Contracts, duly executed by each of BWDC and BWS, as applicable.
               (d) Assignments and Assumption of Leases. Separate Assignments and Assumption of Leases, duly executed by each of BWDC and BWS, as applicable.
               (e) Affidavits Of Non-Foreign Status. An Affidavit of Non-Foreign Status in the form attached hereto as Exhibit H, duly executed by each of BWDC and BWS.
               (f) Real Estate Excise Tax Affidavits. A Washington Real Estate Excise Tax Affidavit (“Excise Tax Affidavit”) to be filed with respect to each of the Deeds, duly executed by each of BWDC and BWS.
               (g) Tenant Estoppels. The Estoppel Certificates (as defined in Section 9.4 below).
               (h) Tenant Notice. A written notice from Seller to the tenants in the form of Exhibit I attached hereto (“Tenant Notice”).

               (i) Termination of Current Management Agreement. Effective as of Closing, Seller shall terminate without cost to Purchaser the current Property Management Agreement and deliver evidence of such termination to Purchaser.
               (j) Other Documents. Such other documents or instruments as may be reasonably required to consummate this transaction in accordance with the terms and conditions of this Agreement, such as appropriate escrow instructions to Title Company.
          9.3. Purchaser’s Delivery Into Escrow. Purchaser shall deliver the following items into escrow with Title Company:
               (a) Cash. Immediately available funds in the following amounts: (i) the balance of the Purchase Price; and (ii) such amount, if any, as is necessary for Purchaser to pay Purchaser’s share of the closing costs and prorations specified in Sections 9.6 and 9.7 below.
               (b) Assignments of Contracts. The Assignments of Contracts, duly executed by Purchaser.
               (c) Assignments and Assumption of Leases. The Assignments and Assumption of Leases, duly executed by Purchaser.
               (d) Excise Tax Affidavits. The Excise Tax Affidavits, duly executed by Purchaser.
               (e) Tenant Notice. The Tenant Notice, duly executed by Purchaser.
               (f) Other Documents. Such other documents and instruments as may be reasonably required in order to consummate this transaction in accordance with the terms and conditions of this Agreement, such as appropriate escrow instructions to Title Company.
          9.4. Estoppel Certificates. Seller shall request and use commercially reasonable efforts to deliver to Purchaser duly executed estoppel certificates (the “Estoppel Certificates”) substantially in the form of Exhibit J attached hereto or otherwise reasonably approved by Purchaser from 100% of the tenants of the Property. It shall be a condition to Closing that Seller deliver to Purchaser, no later than the date that is six (6) business days prior to the Closing Date, Estoppel Certificates from: (i) those tenants of the Property who each lease more than 15,000 square feet of net rentable area (the “Major Tenants”), provided that Seller may, at its election, deliver estoppel certificates executed by Seller (“Seller’s Estoppel Certificates”) for up to twenty five percent (25%) of the Major Tenants (by number); and (ii) a sufficient number of additional tenants so that Purchaser receives Estoppel Certificates from tenants who, in the aggregate (i.e., together with the Major Tenants who deliver executed Estoppel Certificates), lease not less than eighty-five percent (85%) of the net rentable area of the Property, provided that Seller may, at its election, deliver Seller’s Estoppel Certificates for tenants (inclusive of Major Tenants, but subject to the twenty-five percent (25%) limitation set forth in (i) above) leasing up to a total of 60,000 square feet of net rentable area of the Property. Seller hereby agrees to deliver the Estoppel Certificates to Purchaser immediately as and when received by Seller. Seller shall have no obligation to obtain any other form of estoppel certificate from the tenants, nor shall receipt of any other form be a condition to Closing. The immediately preceding sentence notwithstanding, Seller shall cooperate with Purchaser and any lender of Purchaser in obtaining such subordination, non-disturbance and attornment agreements as Purchaser’s lender may request. Seller shall deliver the Estoppel Certificates to the tenants (with a copy to Purchaser) not later than thirty (30) days after the expiration of the Inspection Period and shall ask each tenant to execute and deliver its Estoppel Certificate as soon as possible after receipt thereof; provided, however, Purchaser shall not be required to accept any Estoppel Certificate dated more than thirty (30) days prior to the Closing Date in satisfaction of Seller’s requirements under this Section 9.4. In exercising its reasonable approval concerning the acceptability of a tenant estoppel certificate on a form other than that prescribed by Exhibit J, Purchaser shall accept an alternative form that provides all of the information required to be provided by a tenant under the terms of the applicable Lease. If Seller fails to deliver to Purchaser Estoppel Certificates (including Seller’s Estoppel Certificates) from the number of tenants required under this Section 9.4 and otherwise meeting the requirements of this Section 9.4 by the sixth (6th) business day prior to the Closing Date, Purchaser shall have the right to terminate this Agreement by written notice delivered to Seller not less than four (4) business days prior to the Closing Date, in which event the Deposit shall be promptly returned to Purchaser, and thereafter neither party shall have any further obligations hereunder except such obligations that expressly survive the termination of this Agreement. The disclosure or expression of any facts, claims or information by tenants in their completed Estoppel Certificates shall not be deemed a material variation from the form required under this Section 9.4 if such facts, claims or information: (a) were set forth in the applicable Lease(s), or (b) allege any default by, claim against, or amount due from the landlord under the Leases representing potential losses or costs of less than $50,000 in the aggregate. If such Estoppel Certificates ( the “Disputed Certificates”) allege potential losses or costs of $50,000 or more in the aggregate, then Purchaser shall have the right to terminate this Agreement by written notice delivered to Seller not less than four (4) business days prior to the Closing Date, in which event the Deposit shall be promptly returned to Purchaser, and thereafter neither party shall have any further obligations hereunder except such obligations that expressly survive the termination of this Agreement. If the Disputed Certificates allege potential losses or costs of less than $50,000 in the aggregate, then Purchaser shall have the right to terminate this Agreement by written notice delivered to Seller not less than four (4) business days prior to Closing; provided, however, that if Seller agrees, by written notice to Purchaser delivered within one (1) business day after receipt of Purchaser’s notice of termination, to either (i) cause an entity having a net worth after Closing reasonably satisfactory to Purchaser to indemnify Purchaser against the aggregate potential losses or costs alleged in the Disputed Certificates or (ii) credit the amount of such potential losses or costs to Purchaser at Closing, then Purchaser’s notice of termination shall be of no force and effect and the parties shall be obligated to proceed with the Closing. With respect to any tenant for whom Seller delivers a Seller’s Estoppel Certificate, Seller shall be entitled to continue to deal with such tenant prior to and after Closing to attempt to obtain an Estoppel Certificate from such tenant. If Purchaser subsequently receives an Estoppel Certificate executed by a tenant for whom Seller has previously delivered a Seller’s Estoppel Certificate, Seller shall thereupon be released from liability to Purchaser under such Seller’s Estoppel Certificate to the extent that the information contained in the tenant’s Estoppel Certificate is consistent with the information contained in the Seller’s Estoppel Certificate.

          9.5. Conditions to Closing. Closing of the transaction contemplated by this Agreement shall be subject to the following conditions precedent for the benefit of the respective parties, as hereafter set forth.
               (a) Purchaser’s obligation to purchase the Property from Seller shall be subject to the occurrence and/or satisfaction of the following conditions on or before the respective dates specified below (or Purchaser’s written waiver thereof):
               (i) Title Policy: On the Closing Date, the Title Company shall be unconditionally prepared and committed to issue the Owner’s Title Policy in the amount of the Purchase Price insuring fee simple title to the Property vested in Purchaser, subject only to the Permitted Exceptions;
               (ii) No Default by Seller: As of the Closing Date, Seller shall have made all deliveries into escrow as required under Section 9.2 above and shall not be in default of any material term or provision of this Agreement; and
               (iii) Seller’s Representations: All representations and warranties made by Seller in this Agreement shall be materially true and correct as of the Closing Date.
If any of the foregoing are not satisfied or waived by Purchaser, Purchaser shall have the right to terminate this Agreement, in which event the Deposit shall promptly be refunded to Purchaser and thereafter neither party shall have any further obligations hereunder except such obligations that expressly survive the termination of this Agreement.
               (b) Seller’s obligation to sell the Property to Purchaser is subject to the occurrence and/or satisfaction of the following conditions on or before the Closing Date (or Seller’s written waiver thereof):
               (i) Purchaser shall have made all deliveries into escrow as required under Section 9.3 above and shall not be in default of any material term or provision of this Agreement; and
               (ii) All representations and warranties made by Purchaser in this Agreement shall be true and correct as of the Closing Date.
          9.6. Closing Prorations. At Closing, the items of income and expense of the Property set forth below shall be prorated on the basis of a 365-day year, actual days elapsed for the month in which Closing occurs, as of midnight on the day immediately preceding the Closing Date (the "Adjustment Date”). Income and expenses attributable to the period prior to the Closing Date shall be for the account of Seller, and income and expenses attributable to the period on and after the Closing Date shall be for the account of Purchaser. The following items shall be prorated through escrow as described above:
               (a) All current real property taxes, non-delinquent bonds or improvement assessments, general and special, non-delinquent public or governmental charges or assessments affecting the Property (including current assessments, liens or encumbrances for sewer, water, drainage or other public improvements whether completed or commenced on or prior to the date of this Agreement). If the Closing Date occurs before the tax rate or assessment is fixed, the proration of such taxes and assessments by Title Company shall be made at Closing based upon the most recent tax bills available.
               (b) All rental payments, additional rents, common area maintenance charges, charges for taxes and insurance premiums or for escalation thereof, if any, and other charges payable under the Leases (hereinafter collectively referred to as the “Rents”) received by Seller in the month in which the Closing Date occurs shall be prorated as of the Adjustment Date. With respect to any Rent arrearages under the Leases as of the Closing Date, such arrearages shall be treated as delinquent rent and if collected after the Closing Date shall be prorated as provided in Section 9.6(b) (ii).
               (i) Operating Expenses. Final proration of operating expenses which are reimbursable by any present tenant of the Property or any portion thereof shall not be prorated hereunder (except to the extent that Seller is due a credit for having already paid such expense). Purchaser shall send customary statements for reimbursement of operating expenses and taxes to tenants under the Leases after consulting with Seller with respect to appropriate amounts due therefor and shall remit to Seller, upon receipt, Seller’s prorated share thereof, by allocating to Seller the product of the apportionable item for the entire billing period multiplied by a fraction, the numerator of which is the number of days within the specified billing period which occur before the Closing Date and the denominator of which is the number of days in the specified billing period.
               (ii) Delinquent Rents. If, on the Adjustment Date, any tenant at the Property is delinquent in the payment of any minimum or base monthly rents and/or its prorata share of operating expenses (herein referred to as “Base Rent”), then any delinquent Base Rent collected by Purchaser after the Closing Date shall be successively applied to the payment of (i) Base Rent due and payable in the month in which the Closing Date occurs, which payment shall be prorated as of the Adjustment Date and the portion due Seller shall be paid by Purchaser to Seller, (ii) any Base Rent delinquent for any periods from and after Closing, and (iii) Base Rent due and payable in the months preceding the month in which the Closing Date occurs, which payment shall be promptly paid by Purchaser to Seller.
               (iii) Collection Efforts. Purchaser shall not be obligated to take any steps to recover any Rent arrearages. If Purchaser collects any Rent arrearages that are to be prorated between the parties as provided in this Section 9.6(b), Purchaser shall be permitted to deduct reasonable costs of collection incurred by Purchaser. Purchaser and Seller shall each promptly pay to the other any amount due as a result of any proration required under this Section 9.6(b). The terms and conditions set forth in this Section 9.6(b) shall expressly survive the Closing Date.
               (c) All utilities, maintenance and service charges, and other similar expenses of the Property shall be prorated between Seller and Purchaser as of the Adjustment

Date and, to the extent of information then available, such prorations shall be made at the Closing.
               (d) Seller and Purchaser shall use their best efforts prior to the Closing Date to prepare a schedule of prorations covering as many items to be prorated as practicable so such prorations can be made at the Closing. Such prorations shall be adjusted, if necessary, and completed after the Closing as soon as final information becomes available. Seller and Purchaser agree to cooperate and to use their best efforts to complete such prorations no later than thirty (30) days after the Closing Date, except for any annual reconciliation of expense reimbursements payable by a tenant that cannot be completed until the final accounting for the year has been prepared or such other expenses that cannot be completed until actual invoices or billings are received, which prorations shall be completed as soon as final information becomes available. Monthly income and expense items shall be prorated on the basis of a thirty (30) day month.
               (e) Subject to the provisions of Section 9.6(f) below, the income and expenses of the Property for the period before the Closing Date shall be for the account of Seller and the income and expenses for the period on and after the Closing Date shall be for the account of Purchaser. Security deposits, other refundable deposits, and prepaid rents under the Leases shall be credited to Purchaser and charged to Seller at the Closing. Purchaser shall promptly pay to Seller all rents and other income under the Leases received by Purchaser after the Closing Date that are allocable to the period before the Closing Date. Rents or other income that are not designated by the tenant to apply to a particular time period shall be applied first to the earliest rents or other income due from the tenant from and after Closing and then to periods prior to Closing, if any.
               (f) Seller shall be credited at Closing for the amount of any Outstanding Reimbursables as of the Closing Date. For purposes hereof, “Outstanding Reimbursables” means any costs and expenses incurred by Seller prior to Closing in connection with its ownership and operation of the Property (prorated as appropriate for expenses relating to time periods overlapping the Closing Date) that (i) relate to time periods prior to the Closing Date, and (ii) are reimbursable by the tenant of the Property but have not yet been reimbursed as of Closing. At Closing, Seller shall be deemed to have assigned to Purchaser the right to collect and retain all Outstanding Reimbursables that are credited to the Seller at Closing.
               (g) Seller shall be credited at Closing for any cash deposit delivered by Seller and held by the City of Seattle Department of Transportation with respect to the skybridge on the Property.
               (h) Seller shall be responsible for all unpaid tenant improvement and leasing costs with respect to Leases entered into prior to the Effective Date, including, without limitation, all amounts due and payable to Wolfgang Puck Catering and Events, LLC pursuant to that certain Foodservice Agreement dated as of May 31, 2006 (the “Puck Agreement”) (such amounts, collectively, the “Tenant Amounts”), and Purchaser shall receive a credit against the Purchase Price at Closing with respect to the Tenant Amounts; provided, however, Purchaser shall be responsible for (and Purchaser shall not receive a credit against the Purchase Price at Closing for) any Tenant Amounts with respect to Leases entered into after the Effective Date and approved by Purchaser pursuant to Section 11 hereof. The foregoing notwithstanding, the term “Tenant Amounts” shall not include the unamortized portion of the “Investment” or the “Pre-Opening Expenses” as those terms are defined in Sections 4(d) and 4(e), respectively, of the Puck Agreement.
          9.7. Closing Costs. Seller shall be responsible for payment of the Washington State real estate excise tax due in connection with the transfer of the Property from Seller to Purchaser, the portion of the premium for the Owner’s Title Policy attributable to standard owner’s coverage and one-half of any escrow fees charged by Title Company. Purchaser shall be responsible for payment of the additional premium for the Owner’s Title Policy attributable to extended owner’s coverage (and any lender’s policy), including the cost of all endorsements thereto, the cost for the Updated Survey and one-half of any escrow fees charged by Title Company. All other Closing costs shall be paid by the party who customarily pays such costs in a commercial real estate transaction in King County, Washington. Each party shall pay its own attorneys’ fees incurred in connection with this Agreement or the transaction contemplated herein. Although the parties are attributing no portion of the Purchase Price to the Personal Property, notwithstanding any other provision of this Agreement, Purchaser shall also be responsible for any sales or use taxes resulting from the sale to Purchaser of the Personal Property.
          9.8. Closing Procedure. Title Company shall close escrow when it is in a position to: (i) record the Deeds; (ii) pay to Seller, by wire transfer in immediately available funds, the amount of the Purchase Price, as such amount may be increased or decreased as a result of the allocation of the closing costs and prorations as specified in Sections 9.6 and 9.7; and (ii) issue to Purchaser the Owner’s Title Policy in accordance with Section 5.2.
          9.9. Possession. Subject to the Leases, on the Closing Date, Seller shall transfer possession of the Property to Purchaser. On the Closing Date or as soon thereafter as practicable, Seller and Purchaser shall send notices to all vendors and contractors under any Contracts informing them that Seller sold the Property to Purchaser on the Closing Date.
          9.10. Maintenance. Subject to Section 11 hereof, Seller shall, between Seller’s execution of this Agreement and the Closing Date, at Seller’s sole cost and expense, maintain the Property in substantially the same condition and repair as on the Effective Date, reasonable and customary wear and tear excepted, and otherwise operate the Property as before the making of this Agreement; provided, however, that in the event of a Taking or any damage to the Property by any casualty, then the provisions of Sections 6.1 and 6.2, respectively, shall apply.
          9.11. Purchaser Remedies. If Seller defaults under or breaches this Agreement and fails to sell the Property in accordance with this Agreement, Purchaser shall have the right, as its sole remedy, either (a) to terminate this Agreement by giving written notice to Seller and receive the prompt return of the Deposit, which return shall operate to release Seller from any and all liability hereunder (provided, however, that in the event that such Seller default is an intentional, willful breach of this agreement by Seller, Purchaser shall also be entitled to reimbursement for actual third-party out-of-pocket costs and expenses incurred by Purchaser in connection with its due diligence review of the Property in an amount up to, but not to exceed, One Hundred Thousand Dollars ($100,000)), (b) to enforce specific performance of Seller’s obligation to sell the Property to Purchaser in accordance with this Agreement, or (c) if, and only if, the remedy of specific performance is not available to Purchaser due to the acts of Seller, Purchaser shall have the right to pursue Seller for damages. Except as set forth in clauses (a) and (c) above, Purchaser expressly waives all rights to obtain damages in the event of Seller’s failure to close the sale of the Property hereunder. Purchaser shall be deemed to have elected the remedy under clause (a) above if Purchaser fails to file suit for specific performance against Seller, in a court having jurisdiction in the county and state in which the Property is located, within sixty (60) days following the date upon which Closing was to have occurred.
     10. Brokers. Seller and Purchaser each warrant and represent to the other that no person, firm or entity is in a position to claim a real estate brokerage commission, due diligence fee or finder’s fee as a procuring cause of this transaction based upon contacts with such party or the Property other than Pacific Real Estate Partners, Inc. (“Broker”). Seller shall pay a commission to Broker in accordance with the terms of a separate agreement if, but only if, the transaction contemplated by this Agreement actually closes. Each party shall indemnify, defend, protect and hold the other party harmless from and against any and all claims, actions, causes of action, demands, liabilities, damages, costs and expenses (including attorneys’ fees) arising as a result of a breach of the foregoing warranty and representation.
     11. Operation of the Property. Seller shall operate, manage, lease, renovate and maintain the Property in a manner consistent with its current practices, including maintaining insurance in amounts currently in effect. Notwithstanding the foregoing, if and only if Purchaser has given Purchaser’s Approval prior to expiration of the Inspection Period and Seller has received the Deposit pursuant to Section 4.3 above, and this Agreement is otherwise in full force and effect, Purchaser shall have the right to approve any proposed improvements, renovations, new leases, lease extensions or modifications, which approval shall be in Purchaser’s sole and absolute discretion. Furthermore and notwithstanding the foregoing, after the Effective Date and prior to Purchaser’s Approval, Purchaser shall have the right to approve any proposed improvements, renovations, new leases, lease extensions or modifications, which approval shall not be unreasonably withheld, delayed or conditioned. Purchaser’s failure to respond to any request for such an approval within five (5) business days after Purchaser’s actual receipt of request shall be deemed approval thereof.
     12. SEC Compliance Seller acknowledges that audited financial statements pertaining to the Property for the three (3) calendar years prior to the Closing and the portion of the calendar year in which Closing occurs up to the Closing Date are required to be filed by Purchaser with the Securities and Exchange Commission (the “SEC”) after the Closing. Accordingly, Seller agrees to provide Purchaser and its representatives with reasonable access to Seller’s books and records for the Property after the Closing upon reasonable advance written notice in order only to conduct the required audit. Seller shall cooperate (at no cost to Seller) with Purchaser and its auditor in the conduct of such audit by making its files available and allowing Purchaser and its auditor the right to interview Seller’s officers, directors, partners, members, managers and employees (the “Seller Related Parties”) upon request by Purchaser; provided, however, that (i) neither Seller nor any of the Seller Related Parties shall have any obligation to sign or execute any letter or any other document in connection with such audit, (ii) none of Purchaser, the SEC or Purchaser’s auditor shall have the right to rely on any interview with any Seller Related Parties, (iii) neither Seller nor any of the Seller Related Parties shall have any liability in connection with the audit, and (iv) the results of such audit shall not serve as grounds for Purchaser to seek a refund of any portion of the Purchase Price or otherwise give rise to any claim or cause of action under this Agreement against Seller or any of the Seller Related Parties.
     13. Miscellaneous.
          13.1. Notices. All notices, demands or other communications of any type given by either party to the other, whether required by this Agreement or in any way related to this transaction, shall be in writing and be delivered: (i) by hand, facsimile or Federal Express or other nationally-recognized overnight courier service; or (ii) by United States Mail, certified mail, return receipt requested, with proper postage affixed. Each notice to a party shall be addressed as follows:

To Seller:	Bay West Design Center, LLC
Bay West Seattle, LLC
c/o Bay West Group
2 Henry Adams Street, Suite 450
San Francisco, CA 94103
Attn.: Bill R. Poland and Timothy P. Treadway
Telephone No.: (415) 552-7700
Facsimile No.: (415) 552-7760

With a copy to:	Stein & Lubin LLP
600 Montgomery Street, 14th Floor
San Francisco, California 94111
Attn: Mark D. Lubin
Telephone No.: (415) 981-0550
Facsimile No.: (415) 981-4343

To Purchaser:	Hines REIT Properties, L.P.
c/o Hines Interests Limited Partnership
445 South Figueroa Street, Suite 2080
Los Angeles, CA 90071
Attn: Colin P. Shepherd
Telephone No.: (213) 629-5200
Facsimile No.: (213) 629-1423

With a copy to:	Hines Interests Limited Partnership
800 Fifth Avenue, Suite 3838
Seattle, WA 98104
Attn: W. Rand Dixon
Telephone No.: (206) 839-8400
Facsimile No.: (206) 839-8401

and

Hines REIT Properties, L.P.
c/o Hines Advisors Limited Partnership
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118
Attn: Jason P. Maxwell — Legal
Telephone No.: (713) 966-7638
Facsimile No.: (713) 966-2705
Any notice delivered by hand or Federal Express or similar courier service shall be deemed to be delivered when actual delivery is made. Any notice delivered by facsimile shall be deemed to be delivered when sent, provided that confirmation of effective transmission is received. Any notice deposited in the United States Mail in the manner required above shall be deemed to be delivered three (3) business days after the date of such deposit, and any time periods provided for herein during which a party may act shall not commence until such notice is deemed to be so delivered. Either party hereto may change its address by notice given as provided herein to the other party and Title Company.
          13.2. Rules of Construction. Where required for proper interpretation, words in the singular shall include the plural, the masculine gender shall include the neuter and the feminine, and vice versa. The headings of the Sections, Subsections and paragraphs contained in this Agreement are included only for convenience of reference and shall be disregarded in the construction and interpretation of this Agreement. This Agreement has been fully negotiated at arms’ length between the parties, after advice by counsel and other representatives chosen by the parties, and the parties are fully informed with respect thereto. No party shall be deemed the scrivener of this Agreement and, accordingly, the provisions of this Agreement shall be construed as a whole according to their common meaning and not strictly for or against any party. Use in this Agreement of the words “including” or “such as”, or words of similar import, following any general term, statement or matter shall not be construed to limit such term, statement or matter to the enumerated items, whether or not language of non-limitation (such as “without limitation” or “but not limited to”) are used with reference thereto, but rather shall refer to all items or matters that could reasonably fall within the broadest scope of such term, statement or matter.
          13.3. Amendment; Waivers. This Agreement may not be modified or amended except by an agreement in writing signed by the parties hereto. A party may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions or obligations.

          13.4. Time Of Essence. Time is of the essence of this Agreement and each provision hereof.
          13.5. Attorneys’ Fees. If either party brings an action or proceeding at law or in equity to interpret or enforce this Agreement or any provisions contained herein, or to seek damages or other redress for a breach, the prevailing party shall be entitled to recover in addition to all other remedies or damages, reasonable attorneys’ fees incurred in such action or proceeding.
          13.6. Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Washington.
          13.7. Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties and/or their affiliates in connection therewith, including that certain Purchase Offer dated March 15, 2007 entered into by and between BWDC and Hines Interests Limited Partnership, a Delaware limited partnership (“Hines Interests”) and that certain Access License Agreement dated March 21, 2007 by and between Seller and Hines Interests. No representation, warranty, covenant, agreement or condition not expressed in this Agreement shall be binding upon the parties hereto or shall affect or be effective to interpret, change or restrict the provisions of this Agreement.
          13.8. Assignment; Successors And Assigns. Purchaser shall have no right to assign this Agreement or any of Purchaser’s rights hereunder without first having obtained Seller’s prior written consent to such assignment, which consent may be withheld in Seller’s sole discretion. Notwithstanding the foregoing, Purchaser may assign this Agreement to any assignee if the assignee agrees in writing to be bound by all of the terms and conditions of this Agreement and such assignee is an entity of which Purchaser (or its parent company) owns a majority ownership interest and that is controlled and/or managed by or under common control with Purchaser. Any purported assignment by Purchaser to an unauthorized party in violation of this Section 13.8 shall be null and void. Subject to the foregoing, this Agreement, and the terms, covenants and conditions herein contained, shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and assigns. In no event shall an assignment by Purchaser of this Agreement or any of Purchaser’s rights hereunder release Purchaser from its obligations under this Agreement, regardless whether Seller has consented thereto.
          13.9. Section 1031 Cooperation. In the event Seller desires to engage in a tax-deferred exchange under Section 1031 of the Internal Revenue Code of 1986, as amended, Purchaser shall reasonably cooperate with such exchange by executing such documents and instruments as shall be customarily used by Seller’s qualified exchange intermediary, so long as Purchaser assumes no obligations and incurs no cost or expense in connection therewith, and the Closing is not delayed by reason thereof.
          13.10. Exhibits. The exhibits to which reference is made in this Agreement are deemed incorporated into this Agreement in their entirety by such reference. The exhibits to this Agreement are the following:

A	Legal Description of Real Property
B	Bill Of Sale
C	Assignment of Contracts
D	List of Current Leases
E	Assignment and Assumption of Leases
F	[Intentionally Deleted]
G	Special Warranty Deed
H	Affidavit Of Non-Foreign Status
I	Tenant Notice
J	Form of Tenant Estoppel Certificate
K	List of Environmental Documents
L	List of Contracts
M	Survey Certification
          13.11. Definition Of Business Day. For purposes of this Agreement, the term “business day” shall mean Monday through Friday, inclusive, but excluding any day on which banks are authorized or required to be closed by the appropriate governmental authorities of the State of Washington or the United States.
          13.12. Counterparts. This Agreement may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one agreement. Each party (i) has agreed to permit the use, from time to time and where appropriate, of telecopied signatures in order to expedite the transaction contemplated by this Agreement, (ii) intends to be bound by its respective telecopied signature, (iii) is aware that the other will rely on the telecopied signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transaction contemplated by this Agreement based on the fact that a signature was sent by telecopy. As used herein, the term “telecopied signature” shall include any electronic signature sent via e-mail.
          13.13. Reporting Requirements. Title Company shall comply with all applicable federal, state and local reporting and withholding requirements relating to the Closing. Without limiting the generality of the foregoing, Title Company shall be responsible for complying with the requirements of Section 6045(e) of the Internal Revenue Code of 1986, as amended, and with the requirements of Chapter 82.45 of the Revised Code of Washington.
          13.14. Net Worth Covenant. Seller shall maintain a net worth not less than One Million Two Hundred Fifty Thousand Dollars ($1,250,000) plus any amounts reasonably anticipated to be owed to Purchaser for prorations or other amounts payable hereunder after Closing for a period of nine (9) months from and after the Closing Date, provided, however, that such amount shall be reduced by any amount paid to Purchaser or any third party in connection with any claim against Seller made pursuant to the provisions of this Agreement after Closing. Notwithstanding anything to the contrary contained in this Agreement, this Section 13.14 shall survive the Closing for only a period of nine (9) months.
          13.15. Joint and Several Liability. Each entity comprising Seller shall be jointly and severally liable with the other entity comprising Seller with respect to all obligations and agreements of Seller contained herein.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

SELLER:	BAY WEST DESIGN CENTER, LLC,
a Delaware limited liability company

	By:	BW Seattle Corp.,
a Washington corporation,
its Manager

		By:	/s/ Timothy P. Treadway

Timothy P. Treadway,
Chief Executive Officer

	Dated:	March ___, 2007

BAY WEST SEATTLE, LLC,
a Delaware limited liability company

	By:	/s/ Timothy P. Treadway

Timothy P. Treadway,
Chief Executive Officer

	Dated:	March 27, 2007

PURCHASER:	HINES REIT PROPERTIES, L.P.,
a Delaware limited partnership

	By:	Hines Real Estate Investment Trust, Inc.,
its general partner

		By:	/s/ Charles N. Hazen

		Name:	Charles N. Hazen

		Title:	President

	Dated:	March 27, 2007

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